Exhibit 10.10.10

TENTH AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Tenth Amendment to Amended and Restated Loan and Security Agreement is entered into as of September 10, 2013 (the “Amendment”), by and between APPLIED OPTOELECTRONICS, INC. (“Borrower”) and EAST WEST BANK (“Bank”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of May 20, 2009 and as amended from time to time including that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of May 3, 2010, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of October 28, 2010, that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of December 6, 2010, that certain Fourth Amendment to Amended and Restated Loan and Security Agreement dated as of May 5, 2011, that certain letter dated September 30, 2011, that certain Fifth Amendment to Amended and Restated Loan and Security Agreement dated as of November 30, 2011, that certain Sixth Amendment to Amended and Restated Loan and Security Agreement dated as of March 29, 2012, that certain Seventh Amendment to Amended and Restated Loan and Security Agreement dated as of June 29, 2012, that certain Eighth Amendment to Amended and Restated Loan and Security Agreement dated as of November 2, 2012, that certain Assignment, Assumption and Amendment Agreement dated as of March 25, 2013, and that certain Ninth Amendment to Amended and Restated Loan and Security Agreement dated as of April 11, 2013 (collectively, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.                                      The following defined terms set forth in Section 1.1 of the Agreement are amended and restated in their entirety to read as follows:

“Domestic Borrowing Base” means an amount equal to (i) 80% of Eligible Accounts, plus (ii) the lesser of 30% of Eligible Inventory or $1,000,000, plus (iii) Excess Cash; as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.  Notwithstanding the foregoing, Eligible Inventory shall not exceed 50% of the total Domestic Borrowing Base; and the Excess Cash component of the Domestic Borrowing Base shall not exceed $2,000,000.

“Shares” means the capital stock of all of Borrower’s direct and indirect Subsidiaries, including without limitation, Prime World International Holdings, Ltd., and Global Technology, Inc.; provided however that the Shares shall not include more than 65% of the outstanding capital stock of Global Technology, Inc.

2.                                      The following defined terms are added to Section 1.1 of the Agreement as follows:

“Equipment II Advance” means a cash advance or cash advances made under Section 2.1(h).

“Equipment II Maturity Date” means September 10, 2017.

“Excess Cash” means the amount of Borrower’s unrestricted cash maintained at Bank in excess of Four Million Dollars ($4,000,000).

3.                                      Section 2.1(g) is amended in its entirety to read as follows:

(g)                                  Priority.  Notwithstanding the foregoing provisions, any payments by Borrower to Bank following an Event of Default shall not be applied to any Line II Advance or Equipment II Advance or any interest accrued thereon until all other Credit Extensions are fully repaid.

4.                                      The following is added as a new subsection (h) following the end of Section 2.1(g):

(h)                                 Equipment II Advances.

(i)                                     Subject to and upon the terms and conditions of this Agreement, on or before March 10, 2014 (the “Amortization Date”), Bank agrees to make one or more Equipment II Advances to Borrower in an aggregate amount not to exceed Five Million Dollars ($5,000,000). On or before the initial Equipment II Advance made to Borrower, Borrower shall execute and deliver to Bank a promissory note for the Equipment II Advances in substantially the form attached hereto as Exhibit B-6.  Bank may enforce its rights in respect of the Equipment II Advance under this Agreement without such note. Equipment II Advances may only be used to finance Equipment purchased by Borrower no earlier than March 31, 2013, which was new when purchased by Borrower.  No Equipment II Advance may exceed ninety percent (90%) of the total invoice for such Equipment (excluding taxes, shipping, warranty charges, freight discounts and installation expenses relating to such Equipment).

(ii)                                  Borrower shall pay interest on the aggregate outstanding principal amount of the Equipment II Advances on the fifth day of each month for so long as any Equipment II Advances are outstanding.  On the fifth day of each month following the Amortization Date and until the Equipment II Advance Maturity Date, Borrower shall repay the outstanding Equipment II Advances in forty two (42) equal monthly installments of principal, plus accrued interest.  The entire principal balance and all accrued but unpaid interest on the Equipment II Advances shall be due and payable on the Equipment II Advance Maturity Date.  Equipment II Advances, once repaid, may not be reborrowed.  Borrower may prepay any Equipment II Advances without penalty or premium.

(iii)                               When Borrower desires to obtain an Equipment II Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three (3) Business Days before the day on which the Equipment II Advance is to be made.  Such notice shall be substantially in the form of Exhibit C.  The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice or other documentation with respect to the purchase and payment terms of the Equipment being acquired by Borrower that is to be financed by Bank, with such details as may be requested by Bank.

5.                                      The following is added as a new subsection (v) to the end of Section 2.3(a) as follows:

(v)                                 Except as set forth in Section 2.3(b), the outstanding principal balance of each Equipment II Advance shall bear interest at a variable rate per annum equal to the Prime Rate plus 1.25%.

6.                                      The following is added to the end of Section 6.2(a) of the Agreement:

Notwithstanding the foregoing, following Borrower’s initial public offering and for so long as Borrower is required to file its Form 10Q with the Securities Exchange Commission), in lieu of delivering monthly financial statements, Borrower shall deliver quarterly consolidated and consolidating financial statements (balance sheet, income statement and cash flow statement) to Bank on or before the date Borrower’s report on Form 10-Q is required to be filed with the Securities Exchange Commission.

7.                                      Section 6.6 of the Agreement is amended in its entirety to read as follows:

6.6                               [Intentionally Omitted].

8.                                      Section 6.15 of the Agreement is amended in its entirety to read as follows:

6.15                        Minimum Debt Service Coverage.  Borrower shall maintain a minimum ratio of EBITDASO on a consolidated basis for the trailing four quarter period to the sum of (x) all accrued interest payable in the same four quarter period plus (y) all principal payable in the same four quarter period on any Indebtedness (not including principal outstanding on any revolving lines of credit) owing by Borrower and its Subsidiaries to Bank or other financial institutions, of at least 1.25 to 1.00 (the “DSC Ratio”), measured on a quarterly basis. Notwithstanding the foregoing, Borrower’s failure to maintain the DSC Ratio shall not constitute an Event of Default if, within 60 days after the reporting period of such failure, Borrower receives cash proceeds from the sale and issuance of its equity and/or Subordinated Debt securities in an amount no less than the shortfall amount that caused Borrower’s failure to maintain the DSC Ratio.

9.                                      Section 7.2 of the Agreement is amended in its entirety to read as follows:

7.2 Change in Name or Executive Management; Change in Business; Change in Fiscal Year; Change in Control.  (i) Change its name without 30 days prior written notification to Bank; or (ii) terminate or replace its chief executive officer or chief financial officer or other executive level officer without prior written approval of Bank (provided however Borrower need not comply with this clause (ii) following Borrower’s initial public offering and for so long as Borrower’s capital stock is publicly traded on a nationally recognized exchange market); or (iii) engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; or (iv) change its fiscal year end; or (v) have a Change in Control.

10.                               Exhibit B-6 attached hereto is incorporated in its entirety as Exhibit B-6 to the Agreement.

11.                               Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remains in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all instruments, documents and agreements entered into in connection with the Agreement.

12.                               Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

13.                               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

14.                               As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                 this Amendment, duly executed by Borrower;

(b)                                 Corporate Resolutions and Incumbency Certification;

(c)                                  payment of an amendment fee of $12,500, plus all Bank Expenses incurred through the date of this Amendment; and

(d)                                 such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

APPLIED OPTOELECTRONICS, INC.

By:	/s/ Chih-Hsiang (Thompson) Lin

Title:	CEO

EAST WEST BANK

By:	/s/ Lisa Chang

Title:	Vice President